Exhibit 10.21

7303 30th Street SE Calgary, Alberta, Canada T2C 1N6 403.723.5000

June 24, 2018

Ronald W. Kaplan

PERSONAL & CONFIDENTIAL

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

- and –

RONALD W. KAPLAN

(Collectively referred to as the “Parties”)

Dear Mr. Kaplan,

DIRTT Environmental Solutions Ltd. (“DIRTT or the “Company”) wishes to retain Ronald W. Kaplan (“Consultant”) as an independent contractor to provide certain services for DIRTT. The terms and conditions are set forth in this Agreement.

Term:

This Agreement shall commence on June 24, 2018 and continue to be in effect until the earlier of (i) the date on which a permanent Chief Executive Officer (“CEO”) commences employment and (ii) a change of control of the Company, unless sooner terminated in accordance with the provisions herein. For the purposes of this Agreement, a change of control means the acquisition by any person or persons, acting jointly or in concert, whether directly or indirectly, of voting securities of the Company which together with all other voting securities of the Company held by such persons, constitute, in the aggregate, fifty percent (50%) or more of the votes attached to all outstanding voting securities of the Company.

Services:

The services to be provided by Consultant include but are not limited to the following:

◾	to act as an advisor to the Chief Financial Officer (“CFO”) in carrying out his duties as CFO;
◾	in any absence of the interim CEO during the term of this Agreement, to provide guidance on matters delegated to the CFO by the interim CEO; and
◾

to assist the CFO in the execution of activities approved by, and consistent with the direction from, the Board of Directors, it being understood that Consultant will at all times represent the direction of the Board of Directors (collectively, the “Services”).

Compensation:

Consultant shall be paid as follows:

◾

A fee of USD $5,000 per day, plus payment or reimbursement of all reasonable travel and out-of-pocket expenses as approved by the Lead Director, incurred or paid by Consultant in performance of the Services. For greater certainty, Consultant shall be paid for travel days and, should Consultant elect to spend the weekend in Calgary to minimize travel, for those weekend days.

◾	A payment of USD $25,000, representing Consultant’s fee for the five (5) days spent by Consultant providing Services prior to signing this Agreement.

Invoices must be submitted weekly and approved by the Company. Payment shall be made to Consultant by wire transfer upon receipt and approval of invoice.

Other Considerations:

Consultant has sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services, including without limitation, requirements under all tax law requirements (where applicable). Consultant shall be responsible for deducting any and all applicable national and regional taxes deductions, premiums paid by DIRTT and remitting such amounts to governmental authorities as prescribed by law.

As an independent contractor, Consultant shall not be entitled to any employment related benefits. Upon termination of this Agreement, DIRTT shall only be responsible for paying the compensation associated with Services provided by Consultant up to and including the Termination Date. With the exception of such amounts, Consultant shall have no further claim or cause of action against DIRTT for any cause, matter or thing relating to an alleged employment relationship between Consultant and DIRTT, including, without limitation, any claim for reasonable notice of termination, pay in lieu of notice, termination, severance or vacation pay, expenses, bonus or incentive plan payments, profit sharing, stock options, overtime pay, or pension entitlements whether arising pursuant to statute, contract, common law or otherwise. This section shall survive the termination of this Agreement and shall remain binding on Consultant.

All tools, equipment, office space, vehicles, and administrative support required for the purposes of providing Services shall be the sole responsibility of Consultant, with the exception of relevant software, DIRTT-specific tools an any reasonable out of pocket expenses incurred as approved by DIRTT. DIRTT will provide all sales training materials, training sessions required for support.

Intellectual Property:

Consultant agrees that all worldwide rights, title and interest in any and all advances, computer programs, concepts, compositions, data, database technologies, designs, discoveries, domain names, drawings, formulae, ideas, improvements, inventions, know-how, mask works, sketches, software, practices, processes, research materials, trade-secrets, work methods, patents, trade-marks, copyright works and any other intellectual property (whether registerable or not) produced, made, composed, written, performed, or designed by Consultant either alone or jointly with others, in the course of performing your contract with DIRTT and in any way relating to the business of DIRTT (the “Intellectual Property”), shall vest in and be the exclusive property of DIRTT.

Consultant hereby waives any and all authors, moral, and proprietary rights that you may now or in the future have in any Intellectual Property developed in the performance of your contract with DIRTT. Consultant agrees to indemnify and hold harmless DIRTT Environmental Solutions, its directors, officers, agents and employees from and against any and all claims, demands, suits, losses, fines, surcharges, damages, costs and expenses arising out of Consultant’s failure to comply with any laws. Consultant further agrees to indemnify and hold DIRTT, its directors, officers, agents and employees harmless from and against any and all liabilities, claims, demands, suits, losses, fines, surcharges, damages, costs and expenses relating to the injury or death of any person, damage to or destruction of any property, which is directly or indirectly caused by any act or omission on the part of Consultant.

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Termination:

This Agreement may be terminated at any time and for any reason by either party by providing the other with five (5) days’ prior written notice. DIRTT may also terminate this Agreement at any time without prior notice, should Consultant breach a material term of this Agreement, or otherwise for cause. Consultant agrees to return all DIRTT company materials and equipment upon the termination of the Agreement.

Where DIRTT is the terminating party, Consultant will be paid for all Services rendered up to and including the termination date. Upon receiving such payment, Consultant shall have no further claims against DIRTT for damages relating to DIRTT’s failure to provide reasonable notice of the Agreement’s termination or otherwise.

Confidentiality:

Consultant will not, except in the proper course of its duties, divulge to any person whosoever and will take the most reasonable endeavors to prevent unauthorized publication or disclosure of any trade secret, manufacturing process or confidential information concerning the Company and related companies or the finances of the Company and related companies or any of their respective dealings, transactions or affairs which may come to your knowledge during the term of the contract.

Conditions:

This contract is conditional upon your accepting the terms of this Agreement. By accepting this Agreement, you also agree to accept and abide by all other applicable Company and related company policies as amended or adopted from time to time including those applicable to environment, health and safety.

Governing Law and Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of Alberta and the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of Alberta.

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Please indicate your concurrence with the above terms and conditions by signing and returning the enclosed copy to me no later than June 24, 2018.

Yours truly,

DIRTT Environmental Solutions Ltd.

Per: /s/ Steve Parry
Steve Parry

ACKNOWLEDGED AND AGREED:

/s/ Ronald W. Kaplan	/s/ Nandini Somayaji
Ronald W. Kaplan	Witness

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